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                                                                    EXHIBIT 11.1



                       MAUNA LOA MACADAMIA PARTNERS, L.P.

                   Computation of Net Income per Class A Unit

                                  (Unaudited)

                      (In Thousands, Except Per Unit Data)





                                                        Three Months                      Nine Months
                                                    Ended September 30,                Ended September 30,
                                                    -------------------                -------------------
                                                     1995       1994                    1995        1994
                                                    ------     -------                 ------      ------
Net income (loss)                                   $  349       (43)                    467          27
Class A Unitholders
 (ownership percentage)                               x 99%     x 99%                   x 99%       x 99%
                                                    ------     -----                   -----       -----
Net income (loss) allocable
 to Class A Unitholders                             $  345       (43)                    462          27
                                                    ======     =====                   =====       =====
Class A Units outstanding                            7,500     7,500                   7,500       7,500
                                                    ======     =====                   =====       =====
Net income (loss)
  per Class A Unit                                  $ 0.05     (0.01)                   0.06        0.00
                                                    ======     =====                   =====       =====





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